Michael F. Albanese, CPA 18 Lisa Court Parsippany, NJ 07054 Phone (201) 406-5733; Fax 973-887-9103 E-mail: mike@costreductionsolutions.com Website:www.costreductionsolutions.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 22, 2010 and September 6, 2009  with respect to the financial statements contained in the the Company's Amendment No. 2 to Form 10, General Registration  of Securities Pursuant to Section 12(b) of (g) of The Securities Exchange Act of 1934.  We consent to the use of the aforementioned reports in the Company’s Amendment No. 2 to Form 10 and any reference to us therein.

/s/ Michael F. Albanese, CPA

 Michael F. Albanese, CPA

 November 4, 2010

Cost
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Email: mike@costreductionsolutions.com  ●  www.costreductionsolutions.com